Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Entero Therapeutics, Inc. on Form S-3 of our report dated March 13, 2024, related to the financial statements of ImmunogenX, Inc. as of December 31, 2023, 2022, and 2021 and for the years then ended, which appears in the Form 8-K/A of Entero Therapeutics, Inc. dated May 8, 2024. Our report on the financial statements of ImmunogenX, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Holthouse Carlin & Van Trigt LLP

Irvine, California

July 26, 2024